Exhibit 99.1
ENACT REPORTS FIRST QUARTER 2024 RESULTS
_______________________________________
GAAP Net Income of $161 million, or $1.01 per diluted share
Adjusted Operating Income of $166 million, or $1.04 per diluted share
Return on Equity of 13.8% and Adjusted Operating Return on Equity of 14.2%
Record Primary insurance in-force of $264 billion, a 4% increase from first quarter 2023
PMIERs Sufficiency of 163% or $1,883 million
Book Value Per Share of $29.89 and Book Value Per Share excluding AOCI of $31.40

Raleigh, NC, May 1, 2024 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the first quarter of 2024.

“Our strong performance in the first quarter establishes a solid foundation for the rest of the year,” said Rohit Gupta, President and CEO of Enact. “During the quarter, we reported insurance-in-force growth, continued strong credit performance, and delivered on our commitment to expense discipline. Additionally, we continued to execute against our balanced capital allocation strategy, including returning capital to our shareholders through our recently increased quarterly dividend and share repurchases. Looking forward, we are confident in the long-term drivers of demand for mortgage insurance, our position in the current market environment, and our team’s ability to execute on our strategic priorities and deliver value for all our stakeholders.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	1Q24	4Q23	1Q23
Net Income (loss)	$161	$157	$176
Diluted Net Income (loss) per share	$1.01	$0.98	$1.08
Adjusted Operating Income (loss)	$166	$158	$176
Adj. Diluted Operating Income (loss) per share	$1.04	$0.98	$1.08
NIW ($B)	$11	$10	$13
Primary IIF ($B)	$264	$263	$253
Primary Persistency Rate	85%	86%	85%
Net Premiums Earned	$241	$240	$235
Losses Incurred	$20	$24	$(11)
Loss Ratio	8%	10%	(5)%
Operating Expenses	$53	$59	$54
Expense Ratio	22%	25%	23%
Net Investment Income	$57	$56	$45
Net Investment gains (losses)	$(7)	$(1)	$(0)
Return on Equity	13.8%	13.8%	16.8%
Adjusted Operating Return on Equity	14.2%	13.9%	16.7%
PMIERs Sufficiency ($)	$1,883	$1,887	$2,098
PMIERs Sufficiency (%)	163%	161%	164%

First Quarter 2024 Financial and Operating Highlights
•Net income was $161 million, or $1.01 per diluted share, compared with $157 million, or $0.98 per diluted share, for the fourth quarter of 2023 and $176 million, or $1.08 per diluted share, for the first quarter of 2023. Adjusted operating income was $166 million, or $1.04 per diluted share, compared with $158 million, or $0.98 per diluted share, for the fourth quarter of 2023 and $176 million, or $1.08 per diluted share, for the first quarter of 2023.
•New insurance written (NIW) was $11 billion, up 1% from $10 billion in the fourth quarter of 2023 and down 20% from the first quarter of 2023 primarily driven by lower estimated MI market size and lower estimated market share. NIW for the current quarter was comprised of 95% monthly premium policies and 96% purchase originations.
•Primary insurance in-force was $264 billion, up from $263 billion in the fourth quarter of 2023 and up 4% from $253 billion in the first quarter of 2023.
•Persistency was 85%, modestly down from 86% in the fourth quarter of 2023 and flat as compared to the first quarter of 2023. Driven by continued elevated mortgage rates persistency has remained above 80% for the past eight quarters and approximately 4% of the mortgages in our portfolio had rates at least 50 basis points above the prevailing market rate.
•Net premiums earned were $241 million, up from $240 million in the fourth quarter of 2023 and up 2% from $235 million in the first quarter of 2023. Net premiums increased sequentially primarily driven by our growth in attractive adjacencies consisting primarily of Enact Re’s GSE CRT participation while insurance-in-force growth was offset by higher ceded premiums. The year-over-year increase was primarily driven by insurance in-force growth, partially offset by higher ceded premiums and the lapse of older, higher priced policies.
•Losses incurred for the first quarter of 2024 were $20 million and the loss ratio was 8%, compared to $24 million and 10%, respectively, in the fourth quarter of 2023 and $(11) million and (5)%, respectively, in the first quarter of 2023. The sequential decrease in losses and loss ratio were primarily driven by seasonally lower new delinquencies. Year-over-year increases in losses and loss ratio were driven by higher current period delinquencies as newer, larger books continue their normal loss development and a lower reserve release in the current quarter. Favorable cure performance from early 2023 and prior delinquencies remained above our expectations, which resulted in a $54 million reserve release in the quarter as compared to reserve releases of $53 million and $70 million in the fourth quarter of 2023 and first quarter of 2023, respectively.
•Operating expenses in the current quarter were $53 million and the expense ratio was 22%, compared to $59 million and 25%, respectively, in the fourth quarter of 2023 and $54 million and 23%, respectively in the first quarter of 2023. The sequential decrease was primarily driven by lower incentive-based compensation while the year-over-year decrease was driven in part by lower corporate overhead.
•Net investment income was $57 million, up from $56 million in the fourth quarter of 2023 and $45 million in the first quarter of 2023, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment loss was up $6 million from the fourth quarter of 2023 and up $7 million versus the same period in the prior year as we identified assets that upon selling allow us to recoup losses through higher net investment income over the next couple of years.
•Annualized return on equity for the first quarter of 2024 was 13.8% and annualized adjusted operating return on equity was 14.2%. This compares to fourth quarter 2023 results of 13.8% and 13.9%, respectively, and to first quarter 2023 results of 16.8% and 16.7%, respectively.

Capital and Liquidity
•EMICO completed a distribution of approximately $270 million that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $331 million of cash and cash equivalents plus $285 million of invested assets as of March 31, 2024. Combined cash and invested assets increased $160 million from the prior quarter, primarily due to EMICO’s distribution partially offset by our share buyback program and common dividend in the first quarter.
•S&P Global Ratings (“S&P”) upgraded the Insurer Financial Strength rating for EMICO to A- from BBB+. S&P also upgraded the Issuer Credit Rating for EHI to BBB- from BB+. The outlook for both ratings is stable.
•We executed an excess of loss reinsurance transaction with a panel of highly rated reinsurers, which provides up to $255 million of reinsurance coverage on a portion of current and expected new insurance written for the 2024 book year, effective January 1, 2024.
•We secured a quota share reinsurance transaction with a panel of reinsurers that will cede approximately 21% of expected new insurance written for the 2024 book year which provides approximately $2.6 billion of ceded RIF.
•We increased our previously announced Enact Re affiliate quota share from 7.5% to 12.5% of a portion of our in-force business from EMICO along with 12.5% of 2024’s new insurance written.
•PMIERs sufficiency was 163% and $1,883 million above the PMIERs requirements, compared to 161% and $1,887 million above the PMIERs requirements in the fourth quarter of 2023.

Recent Events
•We repurchased 1.8 million shares at an average price of $27.51 for a total of $49 million in the quarter. Additionally, we purchased 0.4 million shares at an average price of $30.07 for a total of $12 million during April and there now remains $24 million on the previously announced $100 million program.
•Recently, the Company’s Board of Directors approved a new share repurchase program with authorization to purchase up to $250 million of common stock.
•Recently, we announced that our Board of Directors had approved an increase to our quarterly dividend from $0.16 to $0.185 per share, payable on June 13, 2024 to common shareholders of record on May 31, 2024.

Conference Call and Financial Supplement Information
This press release, the first quarter 2024 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss first quarter financial results in a conference call tomorrow, Thursday, May 2, 2024, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast also will be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our 2023 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to the Company’s common stockholders or net income (loss) available to the Company’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to the Company’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended March 31, 2024 and 2023, as well as for the three months ended December 31, 2023.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	1Q24	4Q23	1Q23
REVENUES:
Premiums	$240,747	$240,101	$235,108
Net investment income	57,111	56,161	45,341
Net investment gains (losses)	(6,684)	(876)	(122)
Other income	402	804	612
Total revenues	291,576	296,190	280,939

LOSSES AND EXPENSES:
Losses incurred	19,501	24,372	(10,984)
Acquisition and operating expenses, net of deferrals	50,934	56,560	51,705
Amortization of deferred acquisition costs and intangibles	2,259	2,566	2,640
Interest expense	12,961	12,948	13,065
Total losses and expenses	85,655	96,446	56,426

INCOME BEFORE INCOME TAXES	205,921	199,744	224,513
Provision for income taxes	44,933	42,436	48,525
NET INCOME	$160,988	$157,308	$175,988

Net investment (gains) losses	6,684	876	122
Costs associated with reorganization	(42)	408	(583)
Taxes on adjustments	(1,395)	(270)	97
Adjusted Operating Income	$166,235	$158,322	$175,624

Loss ratio (1)	8%	10%	(5)%
Expense ratio (2)	22%	25%	23%
Earnings Per Share Data:
Net Income per share
Basic	$1.01	$0.99	$1.08
Diluted	$1.01	$0.98	$1.08
Adj operating income per share
Basic	$1.05	$0.99	$1.08
Diluted	$1.04	$0.98	$1.08
Weighted-average common shares outstanding
Basic	158,818	159,655	162,442
Diluted	160,087	160,895	163,179

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs did not impact the expense ratio for the three-month periods ended March 31, 2024, December 31, 2023, and March 31, 2023.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	1Q24	4Q23	1Q23
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,351,138	$5,266,141	$4,929,627
Short term investments	9,963	20,219	2,185
Total investments	5,361,101	5,286,360	4,931,812
Cash and cash equivalents	614,330	615,683	621,621
Accrued investment income	43,450	41,559	35,945
Deferred acquisition costs	24,861	25,006	25,954
Premiums receivable	43,927	45,070	42,005
Other assets	126,644	88,306	77,026
Deferred tax asset	89,370	88,489	107,868
Total assets	$6,303,683	$6,190,473	$5,842,231

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$531,443	$518,191	$501,427
Unearned premiums	138,886	149,330	188,680
Other liabilities	173,500	145,189	112,043
Long-term borrowings	746,090	745,416	743,460
Total liabilities	1,589,919	1,558,126	1,545,610
Equity:
Common stock	1,577	1,593	1,619
Additional paid-in capital	2,264,198	2,310,891	2,362,281
Accumulated other comprehensive income	(237,477)	(230,400)	(320,242)
Retained earnings	2,685,466	2,550,263	2,252,963
Total equity	4,713,764	4,632,347	4,296,621
Total liabilities and equity	$6,303,683	$6,190,473	$5,842,231

Book value per share	$29.89	$29.07	$26.53
Book value per share excluding AOCI	$31.40	$30.52	$28.51

U.S. GAAP ROE (1)	13.8%	13.8%	16.8%
Net investment (gains) losses	0.6%	0.1%	0.0%
Costs associated with reorganization	0.0%	0.0%	-0.1%
Taxes on adjustments	(0.1)%	0.0%	0.0%
Adjusted Operating ROE(2)	14.2%	13.9%	16.7%

Debt to Capital Ratio	14%	14%	15%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity